Exhibit 99.2

KOLLAGENX, CORP.(formerly Integrated Electric Systems, Corp.)
KOLLAGENX, INC.
UNAUDITED CONSOLIDATED PROFORMA BALANCE SHEETS

	KOLLAGENX,	KOLLAGENX,
	INC.	CORP.		pro-forma
	February 28,	March 31,	pro-forma	KollagenX,
	2014	2014	adjustments	Corp.
ASSETS
Current assets
Cash	$4,905	$22	$(22)	$4,905
Prepaid	$-	1,260	(1,260)	-
Inventory	82,244	-	-	82,244
Total current assets	87,149	1,282	(1,282)	87,149
Long term assets
Related party receivable	10,000	-	-	10,000
Computer and production equipment	31,140	-	-	31,140
less: accumulated depreciation	(31,140)	-	-	(31,140)
Total long term assets	10,000	-	-	10,000
Total assets	$97,149	$2,564	$(2,564)	$97,149

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$39,108	$3,450	$(3,450)	$39,108
Accrued interest	-	5,450	(5,450)	-
Related party payable	45,654	-	-	45,654
Note payable	75,000	120,000	-	195,000
Loans payable	89,350	-	-	89,350
Total current liabilities	249,112	128,900	(8,900)	369,112

Common stock $0.001 par value; 750,000,000 authorized;
64,000,000 issued and outstanding	1,000	54,000	9,000	64,000
Additional paid in capital	-	3,000	30,581	33,581
Deficit	(152,963)	(184,618)	(31,963)	(369,545)
Total stockholders' deficit	(151,963)	(127,618)	7,618	(271,963)
Total liabilities and stockholders' deficit	$97,149	$1,282	$(1,282)	$97,149

KOLLAGENX, INC.
UNAUDITED CONSOLIDATED PROFORMA STATEMENT OF OPERATIONS

	KollagenX,	KollagenX,
	Corp.	Inc.
	March 31,	February 28,	pro-forma	pro-forma
	2014	2014	adjustments	consolidation
Income
Revenue	$-	$287,604		$287,604
Total revenue	-	287,604		287,604

Cost of sales
Purchases	-	25,031		25,031
Freight and packaging	-	26,538		26,538
Total cost of sales	-	51,569		51,569

Gross profit	-	236,035		236,035

Operating expenses
Advertising and promotion	-	47,810		47,810
Depreciation	-	16,961		16,961
General and administrative	36,651	47,945	(36,651)	47,945
Professional fees	10,482	-	(10,482)	-
Management salaries	-	18,000		18,000
Trade shows	-	83,413		83,413
Wages	-	30,216		30,216
Total operating expenses	47,133	244,345	(47,133)	244,345

Loss from operations	47,133	8,310	(47,133)	8,310

Other expenses
Interest	4,114	8603	(4,114)	8603
Total other expenses	4,114	8603	(4,114)	8603

Loss for the year	$51,247	$16,913	$(51,247)	$16,913

KollagenX, Corp and KollagenX, Inc.
Notes to unaudited pro-forma consolidated financial statements

1.  BASIS OF PRESENTATION FOR PRO-FORMA FINANCIAL STATEMENTS

On August 4, 2104, KollagenX, Corp.(formerly Integrated Electric Systems, Corp., a Nevada Corporation,  acquired 100% of the outstanding common shares of KollagenX, Inc. a California corporation, in exchange for a total of 10,000,000 restricted shares of KollagenX, Corp. common stock.  The Company issued 10,000,000 shares upon closing of acquisition.

The unaudited pro forma financial statements have been developed from the audited records of KollagenX, Corp. for the year ended March 31, 2014 and the audited records of KollagenX, Inc for the year ended February 28, 2014.

The unaudited pro-forma condensed consolidated statement of operations is based upon the historical financial statements of KollagenX, Inc. and KollagenX, Corp, after giving effect to the acquisition.  The unaudited pro-forma condensed consolidated statement of operations is presented as if the acquisition had occurred at the beginning of the period.

2.  PRO-FORMA ADJUSTMENTS

The pro-forma adjustments included in the unaudited condensed consolidated financial statements are as follows:

(1)	Net effect of the elimination of all of the assets, liabilities, equity, operations and retained earnings of KollagenX, Corp. except for a note payable of $120,000.
(2)	Issuance of the 10,000,000 shares of KollagenX, Corp. in exchange for 100% of the issued common shares of KollagenX, Inc.